Exhibit (d)(6)

TENDER AND VOTING AGREEMENT

This Tender and Voting Agreement, dated as of December 18, 2010 (this “Agreement”), is by and among Raytheon Company, a Delaware corporation (“Parent”), RN Acquisition Company, a California corporation (“Merger Sub”), and the shareholders of APPLIED SIGNAL TECHNOLOGY, INC., a California corporation (the “Company”), set forth on the signature page hereto (collectively, the “Shareholder”).

WHEREAS, as of the date hereof, the Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock (all such shares of Company Common Stock, together with any shares of Company Common Stock or other equity interests in the Company that are hereafter issued to or otherwise acquired or owned (beneficially or otherwise) by the Shareholder prior to the termination of this Agreement, being hereinafter referred to as the “Shares”) and holds Company Stock Options to acquire the number of shares of Company Common Stock and Company Restricted Shares, in each case, as set forth on the signature page hereto; provided, however, that Company Stock Options and Company Restricted Shares beneficially owned by the Shareholder as of the date hereof shall not be considered Shares prior to their exercise or vesting, as the case may be, and shares of Company Common Stock issued upon exercise of the Company Stock Options and/or vesting of the Company Restricted Shares shall be considered Shares; and

WHEREAS, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), which provides, among other things, for Merger Sub to make a tender offer (as it may be amended from time to time as permitted under the Merger Agreement, the “Offer”) to purchase all of the outstanding shares of Company Common Stock for consideration of a price per share of Company Common Stock as set forth in the Merger Agreement and that, following the acceptance of and payment for shares of Company Common Stock pursuant to the Offer, upon the terms and subject to the conditions therein, Merger Sub will merge with and into the Company (the “Merger”); and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have requested that the Shareholder agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Shareholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE 1

1.01 Certain Definitions. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

1.02 Representations and Warranties of the Shareholder. Each Shareholder represents and warrants to Parent and Merger Sub as follows:

(a) The Shareholder is the sole beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good title to, the Shares, free and clear of any Liens (including any restriction on the right to vote, sell or otherwise dispose of the Shares), except as set forth in this Agreement and pursuant to any applicable restrictions on transfer under the Securities Act.

(b) Other than the Company Stock Options set forth on the signature page hereto and the Company Restricted Shares set forth on the signature page hereto, the Shares constitute all of the securities (as defined in Section 3(10) of the Exchange Act, which definition will apply to all uses of the term “securities” contained in this Agreement) of the Company beneficially owned, directly or indirectly, by the Shareholder and any of the Shareholder’s affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act, which definitions will apply to all uses of the terms “affiliates” and “associates,” respectively, contained in this Agreement).

(c) Except for the Shares, the Company Stock Options set forth on the signature page hereto and the Company Restricted Shares set forth on the signature page hereto, neither the Shareholder nor any of his or her affiliates or associates, directly or indirectly, beneficially owns or has any option, warrant or other right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote, nor is the Shareholder or any of his or her affiliates or associates subject to any Contract other than this Agreement that obligates the Shareholder or any of such affiliates or associates to vote, transfer, dispose of or acquire any securities of the Company. The Shareholder holds, and will hold at all times during the term of this Agreement, exclusive power to vote and dispose of the Shares and to issue instructions with respect to the matters set forth in this Agreement, in each case with no limitations, qualifications or restrictions on such rights, and has not granted a proxy to or entered into any voting agreement with any other Person to vote or dispose of the Shares, subject to the limitations set forth in this Agreement.

(d) The Shareholder has the legal capacity to execute, deliver and perform the Shareholder’s obligations under this Agreement. The Shareholder has duly executed and delivered this Agreement. This Agreement is the Shareholder’s valid and legally binding obligation, enforceable against the Shareholder in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(e) No consents or approvals of, or filings or registrations with, any Governmental Entity or with any third party are required to be made or obtained by the Shareholder in connection with the execution, delivery or performance by the Shareholder of this Agreement.

(f) The execution, delivery and performance of this Agreement by the Shareholder does not and will not constitute a violation of any Law or any judgment, decree or order, or conflict with any Contract, to which the Shareholder or any of the Shareholder’s properties is subject or bound.

(g) There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of the Shareholder, threatened against, or otherwise affecting, the Shareholder or any of his or her properties or assets (including the Shares) at law or in equity before or by any Governmental Entity that could reasonably be expected to impair the ability of the Shareholder to perform his or her obligations hereunder or consummate the transactions contemplated hereby on a timely basis.

(h) No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder (other than in such Shareholder’s capacity as an officer or director of the Company and as disclosed pursuant to the Merger Agreement).

(i) The Shareholder has received and reviewed a copy of the Merger Agreement. The Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

1.03 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Shareholder as follows:

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(b) Each of Parent and Merger Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement. Each of Parent and Merger Sub has duly authorized, executed and delivered this Agreement. This Agreement has been duly authorized by all necessary corporate action of each of Parent and Merger Sub. This Agreement is each of Parent’s and Merger Sub’s valid and legally binding obligation, enforceable against each of them in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(c) No consent or approval of, or filing or registration with, any Governmental Entity or with any third party are required to be made or obtained by either Parent or Merger Sub in connection with the execution, delivery or performance by Parent and Merger Sub of this Agreement except for the filing with the SEC of any Schedule 13D or any amendments thereto, filings under Section 16 of the Exchange Act and filings under the HSR Act.

(d) The execution, delivery and performance of this Agreement by Parent and Merger Sub does not and will not constitute (i) a violation of any Law or any judgment, decree or order to which Parent or Merger Sub or any of their properties is subject or bound or (ii) a breach or violation of, or a default under, the Certificate of Incorporation or By-laws of Parent or the Articles of Incorporation or Bylaws of Merger Sub.

ARTICLE 2

2.01 Transfer of the Shares. During the term of this Agreement, except as otherwise provided herein, the Shareholder will not (a) tender into any tender or exchange offer or otherwise directly or indirectly sell, transfer, pledge, assign or otherwise dispose of, or encumber with any Lien, any of the Shares or any interest therein, (b) deposit the Shares into a voting trust, enter into any other voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect to the Shares, (c) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, transfer, pledge, assignment or other disposition of any interest in or the voting of any shares of Company Common Stock or any other securities of the Company or (d) take any other action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of the Shareholder’s obligations hereunder or the transactions contemplated by the Merger Agreement; provided, however, that the actions described in clauses (a) and (b) above shall be permitted hereunder in the event such action is (1) imposed by applicable Law or required pursuant to this Agreement, or (2) the result of any donative transfer to any immediate family member of the Shareholder, any charity to which the Shareholder wishes to contribute and/or any entity controlled by such family member or charity, or a trust, including, but not limited to, a charitable remainder trust, for the exclusive benefit of the Shareholder, any immediate family member of the Shareholder, any charity to which the Shareholder wishes to contribute and/or any entity controlled by such trusts, in each case prior to the date specified in Section 3.01; provided, further that prior to such transfer, the transferee shall agree in a valid, binding and enforceable instrument to be bound by the terms hereof (a copy of which instrument shall promptly be provided to Parent) and such transfer shall not relieve the Shareholder of any of his or her obligations hereunder. Any attempted sale, transfer, pledge, assignment or other disposition of any Shares or any interest therein in violation of this Section 2.01 shall be null and void ab initio.

2.02 Adjustments.

(a) In the event of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing the Shareholder’s ownership of Company Common Stock or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock or any other equity interest in the Company held by the Shareholder immediately following the effectiveness of such events as though they were Shares hereunder.

(b) The Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of Company Common Stock acquired by the Shareholder, if any, after the date hereof.

ARTICLE 3

3.01 Tender of Shares. The Shareholder will validly tender (or cause the record owner of such Shares to validly tender) into the Offer (and not withdraw) and sell, pursuant to and in accordance with the terms of the Offer and the Offer Documents, the Shares not later than the tenth Business Day after commencement of the Offer, or with respect to any Shares acquired after such date, prior to the expiration of the Offer. In furtherance and without limiting the generality of the foregoing, no later than the tenth Business Day after the commencement of the Offer, the Shareholder shall (i) deliver or cause to be delivered to the depositary designated in the Offer Documents (A) a letter of transmittal with respect to his or her Shares in the form included in the Offer Documents and otherwise complying with the terms of the Offer, (B) any certificates representing his or her Shares or an “agent’s message” (or such other evidence, if any, of transfer the depositary may reasonably request) in the case of book-entry transfer of any Shares and (C) any and all other documents or instruments required to be delivered pursuant to the terms of the Offer or the Offer Documents, (ii) instruct and cause any other Person who is the holder of record of any Shares beneficially owned by the Shareholder (including the Shareholder’s broker) to validly tender into the Offer (and not withdraw) and sell such Shares pursuant to and in accordance with the terms and conditions of the Offer and the Offer Documents and (iii) take any and all other actions reasonably necessary to accomplish the foregoing. Merger Sub shall pay the Shareholder for any Shares validly tendered into the Offer (and not withdrawn) on the Expiration Date pursuant to the Offer in accordance with the provisions of the Merger Agreement. Upon the purchase of all the Shares by Merger Sub pursuant to the Offer in accordance with this Section 3.01, this Agreement will automatically terminate without any notice or other action required by any of the parties hereto, in accordance with Section 4.01 hereof. In the event that, notwithstanding the provisions of the first sentence of this Section 3.01, any Shares are for any reason not purchased pursuant to the Offer, such Shares will remain subject to the terms of this Agreement. The Shareholder acknowledges that Merger Sub’s obligation to accept for payment and pay for the Shares in the Offer is subject to all the terms and conditions of the Offer. Notwithstanding anything in this Agreement to the contrary, nothing herein shall require the Shareholder to exercise any Company Stock Option to purchase shares of Company Common Stock.

3.02 Voting Agreement. The Shareholder, by this Agreement, does hereby constitute and appoint Parent and Merger Sub, or any nominee thereof, with full power of substitution, during and for the term of this Agreement, as the Shareholder’s true and lawful attorney and proxy for and in the Shareholder’s name, place and stead, to vote all the Shares that the Shareholder beneficially owns at the time of such vote, at any annual, special, postponed or adjourned meeting of the shareholders of the Company or to grant a consent or approval in respect of the Shares in any written consent in lieu of such a meeting (and to appear at each such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating a quorum) (a) in favor of approval and adoption of the Merger Agreement (including, for purposes of this proxy, as it may be modified or amended from time to time), the approval of the Merger and the other transactions contemplated by the Merger Agreement, the other transactions contemplated thereby and any other matter that must be approved by the shareholders of the Company in order for the transactions contemplated by the Merger Agreement to be consummated, (b) in favor of any adjournment or postponement recommended by the Company with respect to any shareholder meeting with respect to the Merger Agreement and the Merger and (c) against (w) any Takeover Proposal or any proposal relating to any Takeover Proposal, (x) any merger (other than the Merger), consolidation or other business combination involving the Company or its Subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries, (y) to the extent submitted to a shareholder vote, any change in the business, management or Board of Directors of the Company (other than as directed by Parent, Merger Sub or any Parent Subsidiary) or (z) any other action, proposal or agreement that would (1) reasonably be expected, to impede, interfere with, materially delay or postpone the Merger and the other transactions contemplated by the Merger Agreement, (2) result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement of the Company under the Merger Agreement, (3) result in any of the conditions set forth in Article VII or Exhibit A of the Merger Agreement not being fulfilled or satisfied or (4) change in any manner the dividend policy or capitalization of, including the voting rights of any class of equity interests in, the Company. The Shareholder shall not commit or agree to take any action inconsistent with the foregoing. This proxy and power of attorney is a proxy and power coupled with an interest, and the Shareholder declares that it is irrevocable during and for the term of this Agreement and that such proxy shall be revoked automatically, without any notice or other action by any Person, upon termination of this Agreement in accordance with its terms. The Shareholder hereby represents to Parent and Merger Sub that any proxies heretofore given in respect of the Shares are not irrevocable and hereby revokes all and any other proxies with respect to the Shares that the Shareholder may have heretofore made or granted. The Shareholder hereby ratifies and confirms all that this proxy may lawfully do or cause to be done by virtue hereof. Without limiting the generality of the foregoing, this proxy is executed and intended to be irrevocable in accordance with the provisions of Section 7613 of the California Corporations Code. For the avoidance of doubt, if for any reason this proxy is not irrevocable, the Shareholder shall vote his or her Shares in accordance with this Section 3.02. For Shares as to which the Shareholder is the beneficial but not the record owner, the Shareholder shall use the Shareholder’s reasonable best efforts to cause the record owner of any such Shares to grant to Parent and Merger Sub a proxy to the same effect as that contained herein.

3.03 Non-Solicitation. Except as set forth in Section 4.05 hereof, the Shareholder hereby agrees that the Shareholder shall not, nor shall it authorize any of his or her controlled Affiliates’ directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (collectively, his or her “Representatives”) to, directly or indirectly, (a) solicit, initiate, propose or encourage, or take any other action to knowingly facilitate, any Takeover Proposal or any inquiries or offers or the making of any proposal or any other effort or attempt that could reasonably be expected to lead to a Takeover Proposal, (b) enter into, continue or otherwise participate in any communications or negotiations regarding, or furnish to any Person any information with respect to, or otherwise knowingly cooperate in any way with any Person with respect to, any Takeover Proposal or any inquiries or offers or the making of any proposal or any other efforts or attempt that could reasonably be expected to lead to a Takeover Proposal, (c) approve or recommend, or publicly propose to approve or recommend, any Takeover Proposal, (d) make any statement or proposal inconsistent with the Company Recommendation or (e) enter into any Acquisition Agreement constituting or relating to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal or enter into any agreement or agreement in principle requiring the Shareholder to abandon, terminate or breach his or her obligations hereunder or fail to consummate the transactions contemplated hereby.

The Shareholder shall, and shall direct his or her Representatives to, immediately cease and cause to be terminated all existing communications and negotiations with any Person conducted prior to the execution of this Agreement by or on behalf of the Shareholder or any of his or her Representatives with respect to any Takeover Proposal. The Shareholder shall as promptly as possible (and in any event within 24 hours) (i) notify Parent of the identity of any Person approaching the Shareholder with a Takeover Proposal or indication by any Person that it is considering making a Takeover Proposal and (ii) provide Parent a copy of any such Takeover Proposal (or, where no such copy is available, a reasonably detailed description of such Takeover Proposal, indication, inquiry or request), including draft agreements or term sheets submitted in connection therewith (or, where no such copy is available, a reasonably detailed description of such Takeover Proposal, including any modifications thereto), unless, in each case, the Company has previously provided such notice and such copy to Parent. Any violation of the foregoing restrictions by any controlled Affiliate of the Shareholder (other than the Company) or any of the Shareholder’s or his or her controlled Affiliates’ Representatives (other than the Company’s Representatives) shall be deemed to be a breach of this Section 3.03 by the Shareholder.

3.04 Waiver of Appraisal and Dissenters’ Rights and Actions. The Shareholder hereby (a) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that the Shareholder may have and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, suit, action or proceeding, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Offer or the Merger, including any claim, suit, action or proceeding (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (ii) alleging a breach of any fiduciary duty of any person in connection with the Merger Agreement or the transactions contemplated thereby.

ARTICLE 4

4.01 Termination. This Agreement will automatically terminate without any notice or other action by any of the parties hereto upon the earliest to occur of (a) the purchase of all of the Shares pursuant to the Offer in accordance with Section 3.01, (b) the Effective Time, (c) the date the Merger Agreement is terminated in accordance with its terms, and (d) the mutual consent of the Shareholder and Parent; provided, that nothing herein shall relieve any party hereto from liability for any breach of this Agreement and this Section 4.01 and Section 4.06 shall survive any termination of this Agreement.

4.02 Expenses. Except as may otherwise be specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated.

4.03 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby. Each party hereto will execute and deliver all such further instruments, documents and agreements and take all such further action as may be necessary or desirable in order to consummate the transactions contemplated hereby. The Stockholder shall notify Parent in writing of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations, warranties, covenants or agreements of the Stockholder set forth herein.

4.04 Press Releases. Unless required by applicable Law, the Shareholder shall not, and shall cause his or her Representatives not to, issue any press release, public announcement or other communication with respect to the business or affairs of the Company, Parent or Merger Sub, including with respect to this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent.

4.05 Shareholder Capacity. No person executing this Agreement, or any Representative of such person, who is or becomes during the term of this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such person’s capacity as a director or officer. The Shareholder is entering into this Agreement solely in the Shareholder’s capacity as the owner of the Shares (beneficially and in any other capacity) and nothing herein shall in any way restrict or limit the Shareholder from taking (or omitting to take) any action solely in the Shareholder’s capacity as a director or officer of the Company (including, without limitation, pursuant to Section 5.2 of the Merger Agreement) or otherwise fulfilling the Shareholder’s fiduciary obligations as a director or officer of the Company, in each case subject to the limitations set forth in the Merger Agreement.

4.06 Miscellaneous.

(a) In furtherance of this Agreement, the Shareholder hereby authorizes and instructs the Company (including through the Company’s transfer agent) to enter a stop transfer order at and upon the direction of Parent with respect to all of his or her Shares and to legend the certificates evidencing the Shares. The Shareholder agrees that, to the extent requested by Parent, it shall authorize and instruct the Company as promptly as practicable following such request (i) to make a notation on his or her records and give instructions to the transfer agent for any Shares not to permit, during the term of this Agreement, the transfer of such Shares and (ii) to place (or cause the transfer agent for such Shares to place) on any certificates evidencing such Shares a legend stating that such Shares are subject to this Agreement.

(b) Any provision of this Agreement may be (i) waived by the party benefited by the provision, but only in writing, or (ii) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

(c) This Agreement constitutes the final, exclusive and entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement is not intended to and does not confer upon any Person other than the parties hereto (and their respective successors and permitted assigns) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise.

(d) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof or that would cause the Laws of any jurisdiction other than the State of Delaware to apply. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated by this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(e) Each party hereto hereby knowingly and voluntarily waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (i) certifies that no representative of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that he or it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 4.06(e).

(f) The Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(g) All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 4.06(g)):

If to the Shareholder to the address set forth on the signature page hereto.

If to Parent or Merger Sub, to:

Raytheon Company

870 Winter Street

Waltham, Massachusetts 02451-1449

Facsimile: (781) 522-6471

Attention: Jay B. Stephens, Senior Vice President, General Counsel and Secretary

with a copy to:

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 E. Byrd Street

Richmond, Virginia 23219

Facsimile: (804) 788-8218

Attention: Gary E. Thompson, Esq.

(h) This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

(i) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns

(j) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek and obtain an injunction or injunctions to prevent breaches of this Agreement and a decree or order to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other Judgment.

(k) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by any party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(l) If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

RAYTHEON COMPANY

By:	/s/ Kathryn G. Simpson
	Name:	Kathryn G. Simpson
	Title:	Vice President, Legal — Corporate
Transactions and Governance

RN ACQUISITION COMPANY

By:	/s/ Kathryn G. Simpson
	Name:	Kathryn G. Simpson
	Title:	President

SHAREHOLDER

/s/ Robert J. Richardson

Robert J. Richardson

Number of Shares: 6,850

Number of Company Stock Options: 35,000

Number of Company Restricted Shares: 0